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                                                                    EXHIBIT 99.8

                                                                  NEWS RELEASE
                                                                  April 23, 1999

                     SIGHT RESOURCE ACQUIRES KENT OPTICAL,
                      CHAIN WITH 28 LOCATIONS IN MICHIGAN

                      With fourth Mid-West acquisition,
               Company now operates 130 retail eye care centers

(Holliston, Massachusetts) - Sight Resource Corporation (NASDAQ: VISN), a leading provider of primary eye care services and managed vision care programs, today announced that it has acquired Kent Optical Company, Inc., a privately-held primary eye care chain with operations in central and southwest Michigan. Terms of the acquisition were not disclosed.

The Company's seventh acquisition, Kent Optical is the second completed by Sight Resource in 1999 and its fourth acquisition in the Mid-West. Sight Resource now operates 130 retail eye care centers with annualized revenues of approximately $70 million, placing it among the top fifteen chains in the United States in sales and number of locations.

Founded in 1965, Kent Optical's headquarters are located in Muskegon, Michigan. With 28 retail eye care centers generating approximately $10 million in annualized revenues, Kent Optical is a prominent name in a region that includes locations in Battle Creek, Grand Rapids, Kalamazoo and Muskegon. In addition to its traditional retail optical business, the company operates a successful safety eyewear business that has been well received by large manufacturers in the region. Kent's President, Tim Westra, and Vice President and Director of Optometry, Dr. John C. Cress, will remain with Sight Resource in senior management roles.

William T. Sullivan, President and Chief Executive Officer of Sight Resource Corporation, stated, "Kent Optical is yet another profitable addition to our growing company. We believe that we can grow Kent's market share and expand its presence outside its current region. I am very pleased that Tim Westra and Dr. John Cress have agreed to stay on and work with us to accomplish these objectives. Tim and John have built an excellent business and collectively we plan to utilize our resources to grow our business."

Sight Resource provides a complete range of primary eye care products and services through its primary eye care centers, managed care programs, laser vision correction centers and integrated networks of opticians, optometrists and ophthalmologists. The Company's wholly-owned subsidiaries include Cambridge Eye Doctors in Massachusetts and New Hampshire, E.B. Brown Opticians in Ohio and Pennsylvania, Eyeglass Emporium in Indiana, Shawnee Optical in Ohio and Pennsylvania, Vision Plaza in Louisiana and Mississippi, Vision World in Rhode Island, and now Kent Optical in Michigan.

CONTACT: Nils Bonde-Henriksen, Manager of Corporate Communications, 508-429-6916, ext. 111

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and additional factors affecting the Company's business are described in the Company's Form 10-K for the fiscal year ended December 1998 filed with the Securities and Exchange Commission.